Exhibit 10.4

PANAMERA ACQUISITION HOLDINGS, INC.

2019 EQUITY INCENTIVE PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE; ADMINISTRATION

1.1 Establishment. Panamera Acquisition Holdings, Inc., a Delaware corporation (the “Company”), hereby establishes a management incentive plan to be known as the Panamera Acquisition Holdings, Inc. 2019 Equity Incentive Plan (the “Plan”). The Plan shall become effective as of March 26, 2019, which is the date that the Company’s Board of Directors (the “Board”) approves and adopts the Plan (such date, the “Plan Effective Date”). Capitalized terms not otherwise defined shall have the meaning set forth in Article II below.

1.2 Purpose. The Plan is intended to promote the long-term growth and profitability of the Company and its Subsidiaries by providing those persons who are or will be involved in the Company’s and its Subsidiaries’ growth with an opportunity to acquire an ownership interest in the Company, thereby encouraging such persons to contribute to and participate in the success of the Company and its Subsidiaries. Under the Plan, the Company may make Awards to such present and future officers, directors, employees, consultants and advisors of the Company or its Subsidiaries as may be selected in the sole discretion of the Board (collectively, “Participants”).

1.3 Administration. The Board shall have the power and authority to prescribe, amend and rescind rules and procedures governing the administration of the Plan, including, but not limited to, the full power and authority to: (a) interpret the terms of the Plan, the terms of any Awards made under the Plan, and the rules and procedures established by the Board governing any such Awards, (b) determine the rights of any person under the Plan, or the meaning of requirements imposed by the terms of the Plan or any rule or procedure established by the Board, (c) select Participants to receive Awards under the Plan, (d) set the exercise price of any Awards granted under the Plan, (e) establish performance and vesting standards, (f) impose such limitations, restrictions and conditions upon such Awards as it shall deem appropriate, including the imposition of blackout periods during which Awards may not be exercised, (g) adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (h) correct any defect or omission or reconcile any inconsistency in the Plan, and (i) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan, subject to such limitations as may be imposed by the Code or other applicable law. Each action of the Board (including each determination of the Board) shall be final, binding and conclusive on all persons. The Board may, to the extent permissible by law, delegate any of its authority hereunder to any duly authorized committee of the Board or any other persons as it deems appropriate.

ARTICLE II

DEFINITIONS

As used in the Plan, the following terms have the meanings set forth below:

“Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

“Aggregate Spread” of any Award, as of any particular date, means (a) the aggregate Fair Market Value of the securities for which such Award is exercisable, minus (b) the aggregate exercise price payable by the holder of such Award in order to acquire such securities.

“Applications” has the meaning set forth in Section 9.4.

“Award” means an award of Options made pursuant to the Plan.

“Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions, and limitations applicable to an Award. Except to the extent otherwise expressly set forth in an Award Agreement and approved by the Board, all Award Agreements shall be deemed to include all of the terms and conditions of the Plan.

“Award Stock” means, for any Participant, any Common Stock issued to such Participant pursuant to an Award, upon exercise of any Award granted hereunder, and any securities or other property issued to the Participant pursuant to an Award. For all purposes of the Plan, Award Stock will continue to be Award Stock in the hands of any holder (including any Permitted Transferees of the Participant, but excluding the Company, the Sponsor and purchasers pursuant to a Public Sale), and each such other holder of Award Stock will succeed to all rights and assume all obligations attributable to such Participant as a holder of Award Stock hereunder. Award Stock is intended to qualify as “service recipient stock” within the meaning of Section 409A of the Code. “Award Stock” shall also mean shares of the Company’s capital stock issued with respect to shares of Award Stock by way of a stock split, stock dividend, exchange, or other recapitalization.

“Board” has the meaning set forth in Section 1.1.

“Cause,” with respect to any Participant, (a) has the meaning set forth in such Participant’s employment, consulting, severance or other similar agreement with the Company or one of its Subsidiaries that is entered into on or after the Plan Effective Date, or (b) in the absence of any such agreement (or if such agreement does not define “Cause” or a term of similar import), means any of the Participant’s: (i) indictment for, conviction of, or plea of guilty or no contest with respect to, any felony or any misdemeanor involving dishonesty or moral turpitude; (ii) commission or attempted commission of any act of bribery, fraud, dishonesty, embezzlement or misappropriation of the property or assets or business opportunities of the Company, the Sponsor or any of their respective Affiliates, including any act that results in harm to the reputational interests of any of the foregoing entities; (iii) violation of a fiduciary duty owed to the Company, the Sponsor or any of their respective Affiliates; (iv) breach of any agreement between the Participant and the Company, the Sponsor or any of their respective Affiliates, including the Plan, the Participant’s Award Agreements(s) and any restrictive covenant agreement to which the Participant is a party, or any applicable material Company policies (including those prohibiting harassment and discrimination) that are disclosed or otherwise made available in writing to the Participant prior to such breach; (v) failure to substantially perform the Participant’s job duties, including following the Company’s written instructions (other than any such failure due to a Participant’s Disability), which is not cured within thirty (30) calendar days after the Participant is provided written notice by the Company (provided that such written notice and opportunity to cure are not required if the Participant’s failure is not reasonably susceptible to being cured, as determined in the Board’s sole discretion); (vi) habitual drug or alcohol abuse which affects the Participant’s work performance; or (vii) misconduct that adversely reflects upon (A) the Participant’s ability to perform the Participant’s duties to the Company or any of its Affiliates or (B) the public image of the Company, the Sponsor or any of their respective Affiliates. With respect to a Participant’s termination or removal from the Board, “Cause” includes an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

“Change of Control” has the meaning set forth in the Shareholder Agreement.

“Code” means the Internal Revenue Code of 1986 and the applicable Treasury Regulations issued thereunder, as amended from time to time.

“Common Stock” means the Company’s Class B Common Stock, par value $0.01 per share; in the event that the outstanding shares of Common Stock are hereafter recapitalized, converted into or exchanged for different stock or securities of the Company or its Affiliates, “Common Stock” means such other stock or securities.

“Company” means Panamera Acquisition Holdings, Inc., a Delaware corporation; provided that solely for purposes of Article IX, “Company” means the Company and/or its indirect and direct Subsidiaries, as applicable.

“Competing Business” has the meaning set forth in Section 9.5.

“Confidential Information” has the meaning set forth in Section 9.1.

“Control” has the meaning set forth in the Shareholder Agreement.

“Covenant Breach” means, with respect to any Participant, the Participant’s breach of Article IX or any non-competition, non-solicitation, non-disclosure, non-disparagement or other restrictive covenant in favor of the Company or any of its Subsidiaries or Affiliates applicable to such Participant, which remains uncured after thirty (30) days’ written notice.

“Disability,” with respect to any Participant, (a) has the meaning set forth in such Participant’s employment, consulting, severance or other similar agreement with the Company or one of its Subsidiaries entered into on or after the Plan Effective Date, or (b) in the absence of any such agreement (or if such agreement does not define “Disability” or a term of similar import), means such Participant’s inability to perform the Participant’s material employment or service duties due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) during any three hundred sixty-five (365)-day period, as determined by the Board, in its sole discretion. The Participant (or the Participant’s representative) shall cooperate in all respects with the Company, if a question arises as to whether the Participant has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Participant’s condition with the Company).

“Equity Awards” has the meaning set forth in Section 4.2(b).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

“Excluded Amounts” means each of the following: (a) amounts paid to the Sponsor in a form other than cash and (b) any monitoring fees, transaction-related fees, expense reimbursements, indemnities and any other payments made to the Sponsor pursuant to any written agreement with the Company or any of its Subsidiaries.

“Exercise Notice” has the meaning set forth in Section 5.3.

“Fair Market Value” means the fair market value of any property or security, as determined by the Board in its good faith discretion; provided that the fair market value of a share of Common Stock means the fair market value of a share of Common Stock, as determined by the Board in its good faith discretion, based on a hypothetical sale of the Company.

“Good Reason,” with respect to any Participant, (a) has the meaning set forth in such Participant’s employment, consulting, severance or other similar agreement with the Company or one of its Subsidiaries that is entered into on or after the Plan Effective Date, or (b) in the absence of any such agreement (or if such agreement does not define “Good Reason” or a term of similar import), means the occurrence of any of the following events, without the express written consent of the Participant, unless such events are fully corrected in all material respects by the Company within sixty (60) days following the Company’s receipt of the Participant’s written notice specifying in detail the occurrence of the alleged event: (i) a material diminution in the Participant’s base salary or target annual bonus (other than in connection with a broad-based reduction of base salaries and target annual bonuses applicable to similarly situated individuals) or (ii) a relocation of the Participant’s primary work location by more than fifty (50) miles from its then current location. The Participant shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances and actually terminate employment within thirty (30) days following the expiration of the Company’s sixty (60)-day cure period described above. Otherwise, any claim of such circumstances as constituting Good Reason shall be deemed irrevocably waived by the Participant.

“Grant Date” means the date on which an Award is granted to a Participant, as set forth in the applicable Award Agreement.

“Initial Public Offering,” or “IPO,” means an initial public offering after the Plan Effective Date of the capital stock of the Company (or its successor) or a Subsidiary pursuant to an offering registered under the Securities Act, other than any such offerings which are registered on Forms S-4 or S-8 under the Securities Act.

“Inventions” has the meaning set forth in Section 9.4.

“Liquidity Event” means the occurrence of (a) a Change of Control, (b) an Initial Public Offering, and (c) any other date upon which Sponsor Proceeds are received prior to or on the WindUp Date.

“Marketable Securities” means equity securities (a) issued by an issuer, provided that the aggregate market value of the voting and non-voting common equity held by non-affiliates of such issuer is the equivalent of 500,000,000 or more, (b) that are of a class of securities listed on the NASDAQ Stock Market or the New York Stock Exchange, (c) that constitute, in the aggregate, not more than 10% of the outstanding securities of such class, and (d) that are or were issued to the holder thereof in a transaction registered under the Securities Act, or the resale of which by the holder thereof is registered under the Securities Act, and are otherwise freely tradable by the holder thereof without restriction under applicable laws. For the avoidance of doubt, Marketable Securities shall not include securities issued in connection with an Initial Public Offering.

“Measurement Date” means each date occurring on or after the first Liquidity Event to occur after the Effective Date on which Sponsors Proceeds are received. For the sake of clarity, the first Measurement Date shall be the date on which the first Liquidity Event occurs after the Plan Effective Date.

“MOIC” means the quotient of (a) Sponsor Proceeds divided by (b) Sponsor Investments.

“Options” means options granted pursuant to Article IV herein.

“Original Value” means an amount equal to the exercise price actually paid by the Participant in cash for each share of Award Stock that is originally issued upon the exercise of any Option, as adjusted for splits, dividends, acquisitions, divestitures, recapitalizations, and other matters affecting the Common Stock, as determined in the discretion of the Board.

“Participants” has the meaning set forth in Section 1.2.

“Permitted Transferees” has the meaning set forth in the Shareholder Agreement.

“Person” means an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization or a government or any department or agency thereof.

“Plan” has the meaning set forth in Section 1.1.

“Public Sale” means any sale of equity securities to the public pursuant to an offering conducted in accordance with applicable law.

“Records” has the meaning set forth in Section 9.4.

“Release” means, with respect to any Participant, a general release of claims in the form provided by the Company, which general release shall be provided to the Participant not more than ten (10) business days after the Participant’s Termination Date, and which shall not (a) require the Participant to release any rights (i) to receive severance or other post-employment payments, (ii) as a shareholder of the Company or under this Plan, or (iii) to indemnification and continued insurance coverage, or (b) impose any additional restrictive covenants upon the Participant’s activities other than those set forth in this Plan or any other agreement applicable to the Participant at the time of the Termination Date.

“Required Listing” has the meaning set forth in Section 8.3.

“Residual Interest” means, without duplication, as of any particular date, the Fair Market Value of the Sponsor’s residual Sponsor Investments (including any illiquid proceeds received by the Sponsor in respect of the Sponsor Investments).

“Restricted Period,” with respect to any Participant, means the period of time when the Participant is providing services or is employed by the Company and/or its Subsidiaries and for twenty-four (24) months thereafter.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.

“Shareholder Agreement” means that certain Shareholder Agreement, dated as of March 26, 2019, by and among the Company, the Carlyle Shareholders, the TA Shareholders, the Participants who receive Award Stock and the other parties set forth therein, as may be amended from time to time.

“Sponsor” means Carlyle Panamera Holdings, L.P., TA XII-A, L.P., TA XII-B, L.P., and TA Investors XII, L.P., and their respective Affiliates.

“Sponsor Initial Investment” means $290,868,705.02.

“Sponsor Investments” means, without duplication, the sum of (a) the Sponsor Initial Investment and (b) the aggregate Sponsor Subsequent Investments.

“Sponsor Proceeds” means, without duplication, as of any Measurement Date, the aggregate cash consideration received by Sponsor in respect of the Sponsor Investments. For the sake of clarity and except as provided in Section 4.2(a), Excluded Amounts shall not be considered to be Sponsor Proceeds. Notwithstanding anything to the contrary in the foregoing, Marketable Securities received in connection with a Change of Control shall be considered Sponsor Proceeds, with the fair market value of such Marketable Securities determined based on the closing price of the relevant Marketable Security as of the closing date of such Change of Control. Sponsor Proceeds will be determined on a net basis, after giving effect to any vesting that may result from a transaction giving rise to, or otherwise from or in connection with, the receipt of such Sponsor Proceeds, which may require an iterative calculation.

“Sponsor Subsequent Investments” means, without duplication, as of any Measurement Date, the aggregate amount of any payments or investments by the Sponsor with respect to or in exchange for securities (including securities that are convertible into equity securities) of the Company (whether such payments are made to the Company or any third party) after the Plan Effective Date and until such Measurement Date.

“Subsidiary” means any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, association or other business entity if the Company, directly or indirectly, is allocated a majority of partnership, association or other business entity gains or losses, or is or controls the managing director or general partner of such partnership, association or other business entity.

“Tax Liability” has the meaning set forth in Section 10.4.

“Term” has the meaning set forth in Section 5.1(a).

“Termination” or “Terminated” has the meaning set forth in Section 5.1(b).

“Termination Date” means the earliest date on which a Participant is no longer employed by or providing services to the Company and its Subsidiaries for any reason. For the avoidance of doubt, in the case of determining the last day of employment, a Participant’s Termination Date shall be considered to be the last date of the Participant’s actual and active employment with or engagement by the Company and its Subsidiaries, whether such day is selected by agreement with the Participant or unilaterally by the Company and its Subsidiaries and whether advance notice is or is not given to the Participant; no period of notice that is or ought to have been given under applicable law in respect of the termination of employment will be taken into account in determining entitlement under the Plan. Furthermore, a Participant who goes on a leave of absence approved by the Company or one of its Subsidiaries shall not be deemed to have ceased the Participant’s employment with the Company and its Subsidiaries during the period of such approved leave; provided that the time vesting of such Participant’s Options under Section 4.2 shall be suspended during the period of such leave, except to the extent required by applicable law.

“Transfer” means any direct or indirect sale, assignment, transfer, pledge, hypothecation, give away, or any other disposition of or encumbrance upon, whether voluntarily or involuntarily or by operation of law or otherwise, whether for consideration or for no consideration, whether in whole or in part (including, for the avoidance of doubt, any Transfer of any economic, voting or other rights or interests).

“Wind-Up Date” means the first date on which Sponsor no longer holds any equity securities of the Company and no longer holds any equity interest received in respect of any such equity securities held or previously held by Sponsor (other than marketable securities issued in exchange for the sale of equity securities of the Company); provided that the Company may elect to treat a Change of Control (that is not a Sale of the Company) as a Wind-Up Date, in which case the Residual Interest shall be treated as Sponsor Proceeds.

ARTICLE III

AWARDS AND ELIGIBILITY

3.1 Awards. Awards shall be granted in the form of non-qualified stock options as described in Article IV. For the avoidance of doubt, no Awards shall be an incentive stock option within the meaning of Section 422(a) of the Code or any successor provision. Each Award shall be evidenced by a written Award Agreement containing such restrictions, terms, and conditions, if any, as the Board may require; provided that, except as otherwise expressly provided in an Award Agreement, if there is any conflict between any provision of the Plan and an Award Agreement, the provisions of the Plan shall govern.

3.2 Maximum Shares Available. An aggregate of no more than 33,028 shares of Common Stock shall be reserved for issuance with respect to Awards (the “Option Pool”); provided that each awarded Option shall be represented as one share of Common Stock. Promptly following the Plan Effective Date, 84% of the Option Pool will be allocated among a designated group of Participants based on previously agreed-upon allocations; and of the remaining 16% of the Option Pool, 9% will be reserved for new hires identified by management and approved by the Board, and 7% will be reserved for future grants generally. If, as of the Wind-Up Date, more than 5% of the Option Pool is available for future grants (including as a result of the Forfeited Options (as defined below)), the Board will consider, in consultation with the Chief Executive Officer of the Company, allocating some or all of the value of the unallocated Option Pool available for future grants (as if granted following the Plan Effective Date) to a transaction bonus pool for management, including the Participants. All Awards shall be subject to adjustment by the Board as follows. In the event of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in the Common Stock, the Board shall make such changes in the number and type of shares of Common Stock reserved for issuance with respect to Awards and the number and type of shares of Common Stock covered by outstanding Awards and the terms thereof as the Board determines are necessary to reflect such transaction. Without limiting the generality of the foregoing, in the event of any such transaction, the Board shall have the power to make such changes as it deems appropriate in the number and type of shares covered by outstanding Awards, the prices specified therein, and the securities or other property to be received upon exercise (which may include providing for cash payment (or no consideration) in exchange for cancellation of outstanding Awards). If any Options expire unexercised or unpaid or are canceled, terminated or forfeited in any manner without the issuance of Common Stock or payment thereunder (any such Options, the “Forfeited Options”), the shares with respect to which such Options were granted shall again be available under the Plan, subject to the foregoing maximum amounts. Shares of Common Stock to be issued upon exercise of Awards may be either authorized and unissued shares, treasury shares or a combination thereof, as the Board shall determine.

3.3 Eligibility. The Board may, from time to time, select the Participants who shall be eligible to participate in the Plan and the Awards to be made to each such Participant. The Board may consider any factors it deems relevant in selecting Participants and in making Awards to such Participants. The Board’s determinations under the Plan (including determinations of which persons are to receive Awards and in what amount) need not be uniform and may be made by it selectively among persons who are eligible to receive Awards under the Plan.

3.4 No Right to Continued Employment or Service. Nothing in the Plan or in any Award Agreement, as applicable, shall confer on any Participant any right to continue in the employment or service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate such Participant’s employment or service at any time for any reason or to continue such Participant’s present (or any other) rate of compensation.

3.5 Return of Prior Awards. The Board shall have the right, at its discretion, to require Participants to return to the Company any Awards previously granted to them under the Plan in exchange for new Awards; provided that no Participant shall be required, without such Participant’s prior written consent, to return any Award if the new Award is to be made on terms less favorable to such Participant than the Award to be returned. Subject to the provisions of the Plan, such new Awards shall be upon such terms and conditions as are specified by the Board at the time the new Awards are made.

3.6 Securities Laws. The Plan has been instituted by the Company to provide certain compensatory incentives to Participants and is intended to qualify for an exemption from the registration requirements under (a) the Securities Act pursuant to Rule 701 promulgated under the Securities Act and (b) applicable state securities laws.

ARTICLE IV

OPTIONS

4.1 Options. The Board shall have the right and power to grant to any Participant, at any time prior to the termination of the Plan, Options in such quantity, at such price, on such terms and subject to such conditions as are consistent with the Plan and established by the Board; provided that, unless specifically indicated in an Award Agreement that is drafted in a manner to comply with Section 409A of the Code, in no event may the exercise price of an Option be less than the Fair Market Value of the underlying Common Stock as of the Grant Date of such Option. Options granted under the Plan shall be in the form described in this Article IV, or in such other form or forms as the Board may determine, and shall be subject to such additional terms and conditions and evidenced by Award Agreements, as shall be determined from time to time by the Board.

4.2 Vesting of Options. Unless otherwise set forth in an Award Agreement or in another written agreement with the Company after the Plan Effective Date, Options shall be exercisable only to the extent that they are vested. Unless otherwise set forth in an Award Agreement, all Options shall be subject to vesting in accordance with the provisions of this Section

4.2. In addition to the other requirements set forth in this Section 4.2, unless otherwise set forth in an Award Agreement, Options shall vest only so long as a Participant remains employed by or continues to provide services to the Company or one of its Subsidiaries on each applicable vesting date.

(a) Time-Vesting Options (50% of the Award). The Time-Vesting Options shall become vested as follows: (i) 20% of the Time-Vesting Options shall vest on each of the first five anniversaries of the Grant Date applicable to such Time-Vesting Options; and (ii) 100% of any unvested Time-Vesting Options shall vest upon the consummation of a Change of Control. Notwithstanding anything to the contrary in this Section 4.2, if, prior to full vesting of his or her Time-Vesting Options, a Participant incurs a (A) Termination due to his or her death or Disability or resignation for Good Reason, the Participant will vest in that portion of the Time-Vesting Options scheduled to vest on the anniversary of the Grant Date occurring immediately following the Termination Date; and/or (B) Termination by the Company without Cause or due to his or her death or Disability or resignation for Good Reason (each, a “Good Leaver Termination”), the Participant’s unvested Time-Vesting Options will (instead of expiring on the Termination Date) remain outstanding for the three (3)-month period immediately following such Good Leaver Termination (the “Tail Period”), and if a Change of Control occurs during the Tail Period, the Participant will vest in 100% of any unvested Time-Vesting Options. For the avoidance of doubt, if a Change of Control does not occur during the Tail Period, all of the Participant’s unvested Time-Vesting Options will expire at the end of the Tail Period without any further action by the Company. The treatment set forth in each of (A) and (B) is subject to the Participant’s execution and non-revocation of a Release within sixty (60) days of the Termination Date.

(b) Performance-Vesting Options (50% of the Award). The Performance-Vesting Options shall become vested upon the occurrence of a Measurement Date with respect to a designated portion of the Performance-Vesting Options, as follows: (i) 0% of the PerformanceVesting Options shall vest if the MOIC is less than or equal to 2.25x; (ii) 100% of the PerformanceVesting Options shall vest if the MOIC is greater than or equal to 3.0x; and (iii) between 0% and 100% of the Performance-Vesting Options shall vest on a straight-line basis based upon the achievement of a MOIC through the applicable Measurement Date between 2.25x and 3.0x, with 0% of such portion vesting at a 2.0x MOIC and 100% of such portion vesting at a 3.0x MOIC. For the avoidance of doubt, no Performance-Vesting Options will vest under this Section 4.2(b) if the MOIC is less than or equal to 2.25x. Notwithstanding anything to the contrary in this Section 4.2 if a Participant incurs a Good Leaver Termination, then, subject to the Participant’s execution and non-revocation of a Release within sixty (60) days of the Termination Date, the Participant’s unvested Performance-Vesting Options will (instead of expiring on the Termination Date) remain outstanding during the Tail Period, and if a Change of Control occurs during the Tail Period, the Participant will vest in any Performance-Vesting Options that vest in connection with such Change of Control based on achievement of the foregoing MOIC hurdles. For the avoidance of doubt, if a Change of Control does not occur during the Tail Period, all of the Participant’s unvested Performance-Vesting Options will expire at the end of the Tail Period without any further action by the Company; and if a Change of Control does occur during the Tail Period but all or a portion of the unvested Performance-Vesting Options do not vest in connection with such Change of Control due to the level at which the MOIC hurdles are achieved (if at all), all of the Participant’s unvested Performance-Vesting Options will expire upon the consummation of Change of Control without any further action by the Company.

(c) MOIC Computations. The MOIC computations shall be made on a pro forma basis taking into account the vesting and payment of any entitlements under outstanding incentive equity awards of the Company (including any Options granted hereunder) (collectively, the “Equity Awards”), such that, if the MOIC threshold is achieved, but, after the vesting and payment of any entitlements under the Equity Awards resulting from such achievement, such MOIC threshold would no longer be achieved, or would be achieved to a lesser extent, such vesting shall not take effect or shall be reduced accordingly; to the extent a reduction would be warranted pursuant to the preceding clause, the Board shall calculate, by using an iterative process, that portion of all unvested Equity Awards which would result in the relevant threshold being met and allocate such vesting pro-rata among the holders of such Equity Awards based on their relative unvested Equity Awards holdings. For the avoidance of doubt, no Equity Awards will vest to the extent that the relevant threshold would not be met after taking into account such vesting. The Board’s determinations shall be final, binding and conclusive upon all Persons, absent manifest error, bad faith or gross negligence.

ARTICLE V

GENERAL PROVISIONS

5.1 Expiration.

(a) Unless otherwise provided in an Award Agreement, all Awards granted under the Plan shall expire, in the time zone of the Company’s headquarters, the day before the fifteenth anniversary of the Award Grant Date (the “Term”), subject to earlier expiration as provided in this Article V.

(b) Unless otherwise provided in an Award Agreement, if a Participant ceases to be employed by or provide services to the Company or any of its Subsidiaries for any reason (“Termination” or “Terminated”), then the portion of such Participant’s Awards that have not fully vested as of the Termination Date shall expire at such time without any further action of the Company.

(c) Unless otherwise provided in an Award Agreement, if a Participant is terminated for Cause or if a Participant violates any provision set forth in Article IX, all Awards (whether vested or unvested) shall be immediately and automatically forfeited for no consideration.

(d) All unvested Performance-Vesting Options shall be immediately and automatically forfeited for no consideration on the Wind-Up Date.

5.2 Exercise on Termination. The portion of a Participant’s Awards that have fully vested as of such Participant’s Termination Date shall expire upon the earlier to occur of (a) the end of their Term and (b) (i) ninety (90) days after the Termination Date, if a Participant is terminated without Cause or if a Participant resigns for any or no reason (it being understood that if at the time a Participant resigns there are grounds for a termination for Cause, such termination shall be treated as a termination for Cause), or (ii) one (1) year after the Termination Date, if a Participant is terminated due to death or Disability.

5.3 Procedure for Exercise. At any time after all or any portion of a Participant’s Awards have become vested and prior to their expiration, a Participant may exercise all or any specified portion of such vested Awards by delivering a written notice of exercise specifically identifying the particular Awards to the Company (the “Exercise Notice”), in the form provided by the Company, together with a written acknowledgment that such Participant has read and has been afforded an opportunity to ask questions of management of the Company or its Subsidiaries regarding all financial and other information provided to such Participant regarding the Company or its

Subsidiaries. Payment by a Participant in connection with any exercise shall be (a) made by delivery of cash, a cashier’s check, certified check, bank draft, money order or wire transfer in the amount equal to the product of the per share exercise price multiplied by the number of shares of Common Stock to be acquired (as set forth in the Participant’s Award Agreement and Exercise Notice), plus the amount of any additional federal and state income taxes or any income taxes or employee’s social security contributions arising in any jurisdiction outside the United States required to be withheld (or accounted for to appropriate revenue authorities by the Participant’s employer) by reason of the exercise of the Options (which amount shall be calculated by the Company and provided to the Participant promptly following delivery of an Exercise Notice, and which shall be subject to later adjustment by the Company (with a corresponding payment by or refund to the Participant) in the event that any such adjustment is required) and (b) due in full from the Participant at the same time as delivery of the Exercise Notice (with the portion representing taxes or contributions due within two (2) business days of the date on which the Company informs the Participant of the amount of such items pursuant to the provisions of this Section 5.3). Notwithstanding the foregoing, the Participant may elect to exercise the Awards in a “cashless exercise” (net issuance exercise), in which event the Company shall issue Participant a net number of exercised Award Stock less the Award Stock held to pay the exercise price. For United States federal income tax purposes, the Company intends to treat Awards as exercised at the time the Company issues the applicable Common Stock to the Participant.

5.4 Representations on Exercise. In connection with any exercise of any Award and the issuance of Common Stock thereunder (other than pursuant to an effective registration statement under the Securities Act), a Participant shall, by the act of accepting the Award Agreement and/or delivering the Exercise Notice (and without any further action on the part of the Participant) and/or executing a joinder to the Shareholder Agreement, make the representations and warranties to the Company set forth in Section 6.18 of the Shareholder Agreement and, in addition, shall represent and warrant to the Company that as of such time: (a) he or she is or was an employee or other service-provider of the Company or one of its Subsidiaries, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Common Stock; (b) he or she is personally and directly familiar with the business that is conducted and is intended to be conducted by the Company and its Subsidiaries, including financial matters related to such business; (c) he or she has been given the opportunity to ask questions and receive answers concerning (i) the terms and conditions of the issuance of such Common Stock and the other transactions contemplated in connection with such exercise and (ii) the financial condition, operation and prospects of the Company and its Subsidiaries; (d) he or she has had full access to such other information concerning the Company and its Subsidiaries, and their respective operations, assets, and liabilities, as he or she has requested; (e) he or she understands that the Common Stock being issued to him or her upon such exercise has not been registered under the Securities Act, or under applicable state securities or “blue sky” Laws (collectively, “Blue Sky Laws”), in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred, unless, among other things, such Common Stock subsequently is so registered or qualifies for exemption from registration under the Securities Act and Blue Sky Laws, and that the certificates representing such Common Stock, if any, shall bear a legend noting such restrictions as described in the Shareholder Agreement; and (f) he or she has received no advice from the Company or any of its Affiliates as to the legal, investment or tax consequences of his or her exercise of such Awards.

In connection with the exercise of any Award, the Participant shall make such additional customary investment representations as the Company may require at such time, and the Participant shall execute such documents necessary for the Company to perfect exemptions from registration under federal and state securities laws as the Company may reasonably request at such time.

5.5 Non-Transferability.

(a) All Awards are personal to a Participant and the Participant may not Transfer such Award, other than by will or pursuant to applicable laws of descent and distribution (provided that, in the case of a final, judicially-ordered distribution of property in connection with a Participant’s divorce, the Company may elect to repurchase for Fair Market Value of the underlying Award Stock to any vested but unexercised Options subject to distribution to such Participant’s former spouse pursuant to the terms and conditions of the Plan); provided, further, that no such Transfer by will or pursuant to applicable laws of descent and distribution shall be effective until the later of (i) twenty (20) days following the date that the Company receives written notice of such Transfer and (ii) the Company’s receipt of a written certification from each transferee stating that such Person is a “citizen of the United States” in accordance with 49 U.S.C. §§ 40102(a)(15) and 41102. Only a Participant or the Participant’s estate or personal representatives or heirs are entitled to exercise any Award. All Common Stock issued pursuant to the exercise of any Award shall not be transferable, other than pursuant to Article VII below or as otherwise permitted pursuant to the terms of the Shareholder Agreement.

(b) Any attempted Transfer of Awards or Award Stock which is not specifically permitted under the Plan or Shareholder Agreement shall be null and void.

5.6 Rights as a Shareholder. A Participant holding an Option shall have no rights as a shareholder under the Shareholder Agreement, the Company’s Amended and Restated Certificate of Incorporation or otherwise with respect to any Award Stock issuable upon exercise thereof until the date on which a stock certificate is issued to such Participant representing such Award Stock. The Company shall issue Award Stock to a Participant no later than twenty (20) days following receipt by the Company of all exercise payments required to be made by the Participant in connection with the exercise of such Option.

5.7 Change of Control. Notwithstanding anything to the contrary contained herein, immediately prior to a Change of Control, the Board may (in its sole discretion), with respect to any or all of the Awards that are outstanding at such time, take any (or any combination of any) of the following actions (consistent with the requirements of Section 409A of the Code): (a) provide for the assumption, substitution or continuation of such Awards on terms no less favorable than those applicable to such Awards, (b) fully accelerate the vesting (including the performance-based vesting) of such Awards to the extent not already vested in accordance with Article IV, (c) if the Fair Market Value of the underlying Award Stock as of the consummation of the Change of Control exceeds the exercise price associated with such Awards, cash out all or any portion of such Awards in exchange for the Aggregate Spread, (d) if the Fair Market Value of the underlying Award Stock as of the consummation of the Change of Control is less than the exercise price associated with such Awards, unilaterally terminate all or any portion of such Awards for no consideration, or (e) terminate for no consideration any performance-vesting Awards (including Options) that would not vest if the Sponsor’s residual equity interest in the Company was sold for cash at Fair Market Value.

ARTICLE VI

JOINDERS

The exercise of an Option shall constitute agreement by the Participant to be bound by all of the terms and conditions of the Shareholder Agreement, including with respect to the Award Stock, or any other Common Stock, issuable to such Participant. In furtherance thereof, upon the exercise of an Option, and as a condition precedent to the issuance of Common Stock to the Participant upon exercise of the Option, the Participant shall execute a joinder to the Shareholder Agreement in the form attached to the Shareholder Agreement, as well as an accredited investor questionnaire in the form attached to the Shareholder Agreement. The Shareholder Agreement is incorporated herein by reference.

ARTICLE VII

REPURCHASE RIGHTS

Unless otherwise set forth in an Award Agreement, all Options shall be subject to the repurchase rights set forth in Article V (Repurchase Rights) of the Shareholder Agreement.

ARTICLE VIII

PUBLIC OFFERINGS

8.1 Cooperation in an IPO. In the event that the Board approves an Initial Public Offering, the holders of Awards and/or Award Stock will take all necessary or desirable actions in connection with the consummation of such offering. In the event that such Initial Public Offering is an underwritten offering and the managing underwriters advise the Company that in their opinion the Company’s capital structure will adversely affect the marketability of the offering, each holder of Awards or Award Stock will consent to a recapitalization, reorganization and/or exchange of the Common Stock into securities that the managing underwriters and the Board find acceptable and will take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange.

8.2 Holdback. Except as part of such Public Sale or if otherwise consented to in advance by the Company in writing, no Participant shall effect any Public Sale or distribution (including sales pursuant to Rule 144) of any Award Stock during a period of time following the Public Sale to be determined by the Board in consultation with the applicable underwriters.

8.3 Compliance with Laws. Each Award shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such Award upon any securities exchange or under any state or federal securities or other law or regulation or the consent or approval of any governmental regulatory body is necessary or desirable as a condition to or in connection with the granting of such Award or the issuance or purchase of shares thereunder, no such Award may be exercised or paid in Common Stock, in whole or in part, unless such listing, registration, qualification, consent or approval (a “Required Listing”) shall have been effected or obtained and the holder of the Award will supply the Company with such certificates, representations and information as the Company shall request which are reasonably necessary or desirable in order for the Company to obtain such Required Listing, and shall otherwise cooperate with the Company in obtaining such Required Listing. In the case of officers and other persons subject to Section 16(b) of the Exchange Act, as amended from time to time, or any successor statute, the Board may at any time impose any limitations upon the exercise of an Award which, in the Board’s discretion, are necessary or desirable in order to comply with Section 16(b) of the Exchange Act and the rules and regulations thereunder. If the Company, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Awards may be exercised, the Board may, in its discretion and without the consent of the holders of any such Awards, so reduce such period on not less than ten (10) days’ written notice to the holders thereof.

8.4 Purchaser Representative. If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) of Regulation D under the Securities Act may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), as a condition to participation in such sale (whether or not obligated to so participate pursuant to the provisions of the Plan and the Shareholder Agreement or otherwise), the holders of Awards and/or Award Stock shall, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 of Regulation D under the Securities Act) reasonably acceptable to the Company, and the Company will pay the reasonable fees of such purchaser representative.

ARTICLE IX

RESTRICTIVE COVENANTS

The Company and its Subsidiaries operate in a highly sensitive and competitive commercial environment. As part of their employment and/or service with the Company and its Subsidiaries, the Participants will be exposed to highly confidential and sensitive information regarding the Company’s and its Subsidiaries’ business operations, including corporate strategy, pricing and other market information, know-how, trade secrets, and valuable customer, supplier, lessor, regulatory and employee relationships. It is critical that the Company take all necessary steps to safeguard its legitimate protectable interests in such information and to prevent any of its competitors or any other persons from obtaining any such information. Therefore, as consideration for the Company’s agreement to grant Awards to a Participant, each Participant agrees to be bound by the following restrictive covenants unless otherwise set forth in the Award Agreement:

9.1 Confidentiality. During the course of the Participant’s employment and/or service with the Company, the Participant will have access to Confidential Information. The Participant agrees that the Participant shall not, directly or indirectly, disclose, reveal, divulge or communicate to any Person or otherwise use (other than in the course of the Participant’s assigned duties and for the benefit of the Company) for any purpose any confidential and proprietary information relating to the business and affairs of the Company or any of its Subsidiaries, including, but not limited to, methods of operation, customers lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, formulas, plans, personnel, suppliers, competitors, Intellectual Property or other specialized information or proprietary matters and other proprietary information used by the Company or any of its Subsidiaries (“Confidential Information”); provided that Confidential Information shall not include information that was or becomes generally available to the public other than as a result of a disclosure by such Participant in violation of this Agreement. Notwithstanding the foregoing, in the event that the Participant is requested or required by Law, regulatory authority or other applicable judicial or governmental order to disclose any Confidential Information, the Participant shall, to the extent practicable and permitted by Law and except in connection with a routine examination by any regulatory agency, provide the Company with prompt written notice of any such request or requirement so that the Company (at its sole expense) may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 9.1. In the event that such protective order or other remedy is not obtained and the Participant is nonetheless, in the opinion of legal counsel, compelled by Law to disclose Confidential Information, or in the event that the Company waives compliance with the terms hereof, the Participant may disclose only that portion of the Confidential Information which is required by Law to be disclosed and the Participant shall exercise reasonable efforts to preserve the confidentiality of the Confidential Information. The foregoing shall not preclude the Participant

(or any of the Participant Affiliates or the representatives of the Participant or the Participant Affiliates) from disclosing to officers, directors, managers, employees, attorney, agents, advisors and other representatives of the Participant and the Participant’s Affiliates who have a reasonable need to know in connection with any of the foregoing.

9.2 Whistleblower; Trade Secrets.

(a) Nothing in the Plan or any Award Agreement shall prohibit or restrict the Company, the Company’s Affiliates, the Participants or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to the Plan or any Award made hereunder, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in the Plan or any Award Agreement prohibits or restricts the Company, the Company’s Affiliates or the Participants from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(b) Pursuant to 18 U.S.C. § 1833(b), a Participant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or its Affiliates that—(i) is made—(A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Participant’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If a Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in the Plan or any Award Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

9.3 Return of Company Property. Upon the Participant’s termination of employment or service with the Company for any reason (or at any time prior thereto at the Company’s request), the Participant shall return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

9.4 Assignment of Inventions.

(a) The Participant acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product (“Inventions”), whether patentable or unpatentable, (i) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Participant’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Participant, solely or jointly with others, during the Participant’s employment and/or service with the Company or (ii) suggested by any work that the Participant performs in connection with the Company, either while performing the Participant’s duties with the Company or on the Participant’s own time, but only insofar as the Inventions are related to the Participant’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon. The Participant will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Participant will surrender them upon the termination of the Participant’s employment and/or service or upon the Company’s request. The Participant irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Participant’s employment and/or service, together with the right to file, in the Participant’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Participant will, at any time during and subsequent to the Participant’s employment and/or service, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Participant from the Company. The Participant will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Participant from the Company, but entirely at the Company’s expense.

(b) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Participant agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Participant. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Participant hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Participant’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Participant hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Participant has any rights in the results and proceeds of the Participant’s service to the Company that cannot be assigned in the manner described herein, the Participant agrees to unconditionally waive the enforcement of such rights. The Participant hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Participant’s benefit by virtue of the Participant being an employee of or other service provider to the Company.

9.5 Non-Competition. The Participant acknowledges that the Participant (a) performs services of a unique nature for the Company that are irreplaceable, and that the Participant’s performance of such services to a Competing Business (as defined below) will result in irreparable harm to the Company; (b) has had and/or will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company; (c) would inevitably use or disclose such Confidential Information in the course of the Participant’s employment by a competitor; (d) has had and will continue to have access to customers with whom the Company has substantial relationships; (e) has received and will receive specialized training from the Company; and (f) has generated and will continue to generate goodwill for the Company in the course of the Participant’s employment and/or service. Accordingly, during the Restricted Period, the Participant shall not, directly or indirectly through an Affiliate or otherwise, engage in, or serve as a principal, partner, joint venturer, member, manager, trustee, agent, stockholder, director, officer or employee of, or advisor to, or in any other capacity, or in any manner, directly or indirectly, own, control, manage, operate, or otherwise participate, invest, or have any interest in, or be connected with, any Person that engages in any activity which competes directly or indirectly with the business of the Company and its Subsidiaries as conducted (i) immediately prior to the Participant’s Termination Date or at any time during the Participant’s employment or service with the Company or any of its Subsidiaries or (ii) contemplated by the Company or any of its Subsidiaries as of the Participant’s Termination Date (collectively, the “Company Business”), in each case, anywhere in the United States of America or any other country in which the Company Business was conducted or related sales were made during the twelve (12)-month period ending on the Participant’s Termination Date.

9.6 Non-Solicitation; No-Hire; Non-Interference.

(a) During the Restricted Period, the Participant agrees that the Participant shall not, except in the furtherance of the Participant’s duties to the Company or its controlled Affiliates, directly or indirectly, either for the Participant or on behalf of any other Person, (i) recruit or otherwise solicit, encourage, seek to persuade or induce any employee of the Company or any of its Affiliates to terminate his or her employment or other arrangement with the Company or its Affiliates, or otherwise change his or her relationship with the Company or its Affiliates, or hire any such employee, or (ii) solicit, encourage, seek to persuade or induce any independent contractor providing services to the Company or its Affiliates to terminate or diminish his or her relationship with them, or hire any such independent contractor; provided, however, that the foregoing restriction shall not prohibit any (A) solicitation or hiring of any individual who has not been employed by and has not otherwise provided services to the Company or its Affiliates for at least twelve (12) months prior to being hired, or (B) solicitation or hiring of any individual pursuant to, or as a result of, any public advertisement or posting or other form of general solicitation (including the use of headhunters and other similar agencies) that is not specifically directed at all or any of the employees of the Company and its Affiliates.

(b) During the Restricted Period, the Participant agrees that the Participant shall not, except in the furtherance of the Participant’s duties to the Company or its Affiliates, directly or indirectly, (i) solicit, encourage, seek to persuade or induce any customer of the Company or any of its Affiliates to terminate or diminish such customer’s relationship with them; or (ii) solicit, encourage, seek to persuade or induce any such customer or any prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided that these restrictions shall apply during the Restricted Period (A) only with respect to those Persons who are or have been customers of the Company or any of its Affiliates at any time within the immediately preceding two (2) year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within said two (2) year period, other than by form letter, blanket mailing, blanket electronic solicitation or published advertisement, and (B) only if the Participant has performed work for such Person during the Participant’s employment or service with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of the Participant’s employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information that would assist in the Participant’s solicitation of such Person.

9.7 No Restriction on Earning a Living. By accepting an Award under the Plan, the Participant gives the Company assurance that the Participant has carefully read and considered all of the terms and conditions of the Plan, including the restraints imposed under this Article IX. The Participant agrees that these restraints are necessary for the reasonable and proper protection of the Company and the Company’s Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Participant from obtaining other suitable employment during the period in which the Participant is bound by the restraints. The Participant acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and that the Participant has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Participant further covenants that he or she will not challenge the reasonableness or enforceability of any of the covenants set forth in this Article IX, and that the Participant will reimburse the Company for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Article IX if the Company prevails on any material issue involved in such dispute or if the Participant challenges the reasonableness or enforceability of any of the provisions of this Article IX. It is also agreed that each of the Company’s Subsidiaries and Affiliates will have the right to enforce all of the Participant’s obligations to that Subsidiary or Affiliate under this Article IX, including without limitation pursuant to this Article IX.

9.8 Non-Disparagement. During the Restricted Period and thereafter, the Participant shall not disparage, defame or discredit the Company or any of its respective Subsidiaries or Affiliates or engage in any activity which would have the effect of disparaging, defaming or discrediting any member of the Company or any of its respective Subsidiaries or Affiliates, nor shall the Participant interfere with or disrupt the business activities of any member of the Company or any of its respective Subsidiaries or Affiliates, or engage in any activity which would have the effect of interfering with or disrupting the business activities of any member of the Company or any of its respective Subsidiaries or Affiliates.

9.9 Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Article IX is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

9.10 Tolling. In the event of any violation of the provisions of this Article IX, the Participant acknowledges and agrees that the post-termination restrictions contained in this Article IX shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

9.11 Survival of Provisions. The obligations contained in this Article IX shall survive the Participant’s termination of employment or service with the Company or the termination or expiration of the Plan (or an Award made under the Plan) and shall be fully enforceable thereafter.

ARTICLE X

OTHER PROVISIONS

10.1 Indemnification. No member of the Board, nor any person to whom administrative or ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or Awards made thereunder, and each member of the Board shall be fully indemnified and protected by the Company with respect to any liability he may incur with respect to any such action, interpretation or determination, to the fullest extent permitted by applicable law and to the extent provided in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended from time to time, or under any agreement between any such Board member and the Company.

10.2 Termination and Amendment. Although the initial term of the Plan is fifteen (15) years from the Plan Effective Date, the Board at any time may suspend or terminate the Plan and make such additions or amendments to the Plan or any Award Agreement as it deems advisable under the Plan; provided that, the Board may not change any of the terms of the Plan or an Award Agreement in a manner materially adverse to a Participant without the prior written approval of such Participant; provided further, that to the extent the Board amends the Plan in a manner materially adverse to a Participant without such Participant’s consent, such Participant shall continue to be bound and governed by the terms of the Plan as in effect prior to such amendment.

10.3 Taxes.

(a) Subject to Section 5.3, the Company shall have the right to require Participants or their beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy the Participant’s minimum Federal, state, local and foreign withholding tax requirements, as applicable, or to deduct from all payments under the Plan amounts sufficient to satisfy such minimum withholding tax requirements. Whenever payments under the Plan are to be made to a Participant in cash, such payments shall be net of any amounts sufficient to satisfy all Federal, state, local and foreign withholding tax requirements, as applicable.

(b) Except as otherwise expressly provided in an Award Agreement, the Board may in its discretion permit a Participant to satisfy the tax withholding obligation either by (i) surrendering Award Stock owned by the Participant or (ii) having the Company withhold Award Stock otherwise deliverable to such Participant. Award Stock surrendered or Award Stock withheld shall be valued at Fair Market Value as of the date on which income is required to be recognized for income tax purposes.

10.4 Withholding. Subject to Section 5.3, in a situation where, if a Participant were to receive Award Stock (by virtue of the exercise of any Award), the Company or any of its Affiliates (or a former Affiliate) would be obliged to (or would suffer a disadvantage if it were not to) account for any tax or social security contributions in any jurisdiction for which that person would be liable by virtue of the receipt of Award Stock or which would be recoverable from that person (together, the “Tax Liability”), then if the Company has notified such Participant of such Participant’s obligations pursuant to this Section 10.4, the Award may not be exercised unless that person has either (a) made a payment to the Company or any of its Affiliates (or such former Affiliates) of an amount at least equal to the Company’s estimate of the Tax Liability or (b) entered into arrangements acceptable to the Company or any of its Affiliates (or such former Affiliates) to secure that such a payment is made (whether by authorizing the sale of some or all of the Award Stock on the Participant’s behalf and the payment to the Company or any of its Affiliates (or such former Affiliates) of the relevant amount out of the proceeds of sale or otherwise).

10.5 Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and his or her participation in the Plan.

10.6 Notices. All notices, demands or other communications to be given or delivered pursuant to the Plan or an Award Agreement shall be in writing and shall be (a) delivered in person, (b) transmitted by facsimile or e-mail, (c) sent by first-class, registered or certified mail, postage prepaid or (d) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address, facsimile number or e-mail address as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven (7) days following deposit in the mail as set forth above, upon acknowledgment by the receiving facsimile or e-mail or one (1) day following deposit with an overnight courier service. Such notices, demands and other communications to the Participant shall be sent to such Participant’s address as set forth in the books and records of the Company and its Subsidiaries and if to the Company, to the principal office of the Company and to the addresses set forth below:

c/o The Carlyle Group

520 Madison Avenue

New York, NY 10022

Attention: ####

Email: ####

Fax: ####

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

200 Clarendon Street

Boston, MA 02116

Attention: Armand A. Della Monica, P.C.

Email: armand.dellamonica@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue New York, NY 10022

Attention: Dvir Oren, P.C.

Email: dvir.oren@kirkland.com

10.7 Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but the Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.8 Prior Agreements. No provision of any employment, consulting, severance, incentive award, or other similar agreement entered into by a Participant, on the one hand, and the Company or any Subsidiary of the Company, on the other hand, prior to the Plan Effective Date shall modify or have any effect in any manner on any provision of the Plan or any term or condition of any Award Agreement to which such Participant is a party except as provided for in the Plan or any Award Agreement. Without limiting the generality of the foregoing, any provision in any such agreement that purports to apply in any manner to options, stock, equity-based awards or the like shall not apply to or have any effect on any Awards under the Plan.

10.9 Governing Law and Forum; Waiver of Jury Trial. The Plan shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction. Each Participant who accepts an Award hereby agrees that any suit, action or proceeding brought by or against such Participant in connection with the Plan shall be brought solely in the state or federal courts of Delaware, each Participant consents to the exclusive jurisdiction and venue of each such court and each Participant agrees to accept service of process by the Company or any of its agents in connection with any such proceeding. To the fullest extent permitted by law, each Participant hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue or any such suit, legal action or proceeding in any such court and hereby further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF HIS OR HER RIGHTS OR OBLIGATIONS HEREUNDER.

10.10 Construction. Unless otherwise expressly provided herein, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” Where specific language is used to clarify by example a general statement contained herein (for example, by using the words “such as”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Whenever required by the context, any pronoun used in the Plan shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

10.11 Section 409A Compliance. It is the intention of the Company and the Board that the Plan not be subject to the provisions of Section 409A of the Code, as in effect as of the Plan Effective Date or as subsequently modified, or to the extent subject to such provisions, then to comply in all material respects with such provisions. In the event that Section 409A would impose a detriment on the Participants, taken as a whole, with respect to Awards under the Plan, then the Board shall consider in good faith modifications or amendments to the Plan intended to eliminate or ameliorate such detriment; provided that, in no event shall the Board be required to modify or amend the Plan in a manner adverse to the Company or the Sponsor.

10.12 Spousal Consent. To the extent that the Company determines such consent is advisable and/or necessary, in connection with a grant of an Award under the Plan, the Company may require a Participant to complete the Spousal Consent form attached hereto as Exhibit B.

EXHIBIT A

Exercise Notice

EXHIBIT B

Spousal Consent

I hereby acknowledge that I have read the Award Agreement executed by the Participant (my spouse) as of the date hereof and the associated documents (including the Panamera Acquisition Holdings, Inc. 2019 Equity Incentive Plan (the “Plan”) and Shareholder Agreement, as such agreement is defined in the Plan), and that I understand their respective contents. I am aware that the foregoing Award Agreement, together with the Plan and Shareholder Agreement, provides for the sale, repurchase or forfeiture of my spouse’s shares of Common Stock (the “Shares”) under certain circumstances and/or imposes other restrictions on such securities (including, without limitation, restrictions on transfer). I agree that my spouse’s interest in these securities is subject to these restrictions and any interest that I may have in such securities shall be irrevocably bound by these agreements and further, that my community property interest, if any, shall be similarly bound by this instrument.

I am aware that the legal, financial and other matters contained in the Award Agreement and the Shareholder Agreement are complex and I am free to seek advice with respect thereto from independent counsel. I have either sought such advice or determined after carefully reviewing the Award Agreement and the Shareholder Agreement that I will waive such right.

Participant’s Name:
Spouse’s Signature:
Spouse’s Printed Name:
Dated:

Witness’ Signature:
Witness’ Printed Name:
Dated: